                                                                EXHIBIT 10(l)(6)




                  SUPPORT, RESEARCH AND DEVELOPMENT AGREEMENT

                            DATED NOVEMBER 15, 1995

                                     AMONG

                       WALKER ELECTRONIC MUFFLERS, INC.,
                        A DELAWARE CORPORATION ("WEM"),

                     NOISE CANCELLATION TECHNOLOGIES, INC.,
                        A DELAWARE CORPORATION ("NCT"),

                   NCT MUFFLER, INC., A DELAWARE CORPORATION,

                                      AND

                       CHAPLIN PATENTS HOLDING CO., INC.,
                             A DELAWARE CORPORATION


                               TABLE OF CONTENTS

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I                 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.01                      Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.02                      Current Development Activities  . . . . . . . . . . . . . . . . . . . . . .  2
1.03                      Development Activities  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.04                      Development Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.05                      Development Technology  . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.06                      Future Development Activities . . . . . . . . . . . . . . . . . . . . . . .  2
1.07                      License Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.08                      Licensed Technology . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.09                      NCT Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.10                      Support Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
1.11                      WEM Indemnitees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II                SPECIFIC DEVELOPMENT AND SUPPORT SERVICE  . . . . . . . . . . . . . . . . .  3

2.01                      Current Undertaking . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.02                      Support   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.03                      Speaker Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
2.04                      Computer Access and Option  . . . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE III               FUTURE RESEARCH AND DEVELOPMENT . . . . . . . . . . . . . . . . . . . . . .  5

3.01                      Future Research   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
3.02                      Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
3.03                      Amendment or Termination of Future
                                  Development Services  . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE IV                GENERAL DEVELOPMENT COVENANTS   . . . . . . . . . . . . . . . . . . . . . .  6

4.01                      Inspection and Participation  . . . . . . . . . . . . . . . . . . . . . . .  6
4.02                      Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
4.03                      Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

4.04                      Patent Application Activities . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE V                 CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

5.01                      Confidentiality Covenants   . . . . . . . . . . . . . . . . . . . . . . . .  7
5.02                      Return and Acknowledgement  . . . . . . . . . . . . . . . . . . . . . . . .  8
5.03                      Designation                                                                  8
5.04                      Equitable Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE VI                FUTURE EMPLOYEE ARRANGEMENTS  . . . . . . . . . . . . . . . . . . . . . . .  9

6.01                      Employment Opportunities  . . . . . . . . . . . . . . . . . . . . . . . . .  9
6.02                      Use of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
6.03                      Equitable Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE VII               CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

7.01                      Indemnification by NCT Parties  . . . . . . . . . . . . . . . . . . . . .   10
7.02                      Indemnification by WEM  . . . . . . . . . . . . . . . . . . . . . . . . .   10
7.03                      Control of Contest  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
7.04                      Notice and Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . .   10
7.05                      Joint and Several Obligations . . . . . . . . . . . . . . . . . . . . . .   10

ARTICLE VIII              GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

8.01             Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
8.02             Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
8.03             Non-Exclusive Forum  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
8.04             Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
8.05             Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
8.06             Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
8.07             Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
8.08             Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
8.09             Assignment Restriction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
8.10             Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
8.11             Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14





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
                               LIST OF SCHEDULES


Schedule 1.02                              Description of Current
                                             Development Activities

Schedule 3.01                              Description of Future
                                             Development Activities

Schedule 3.02                              NCT Hourly Rates

Exhbit 4.05                                S. A. Boet Release

                  SUPPORT, RESEARCH AND DEVELOPMENT AGREEMENT

                 This Agreement is made and entered into this 15th day of November, 1995, by and among Walker Electronic Mufflers, Inc., a Delaware corporation ("WEM"), on the one hand, and Noise Cancellation Technologies, Inc., a Delaware corporation ("NCT"), NCT Muffler, Inc., a Delaware corporation ("NCT-M"), and Chaplin Patents Holding Co., Inc., a Delaware corporation ("CPH" and together with NCT and NCT-M, collectively the "NCT Parties" and singly an "NCT Party").

                                  INTRODUCTION

                 WEM, Walker Manufacturing Company and the NCT Parties entered into a Transfer Agreement of even date (the "Transfer Agreement") pursuant to which WEM and the NCT Parties agreed to enter into an agreement relating to certain support, research and development activities. This Agreement sets forth the agreements and understandings of the parties concerning such support, research and development activities and has been entered into pursuant to the aforementioned Transfer Agreement.

                 NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and understandings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                            ARTICLE I -- DEFINITIONS

                 Except to the extent of any inconsistency with any definition expressly set forth in this Agreement, capitalized terms used in this Agreement shall have the same meaning as is ascribed to them in the Transfer Agreement. As used herein, the following terms shall have the meanings ascribed to them:

                 1.01 Confidential Information. The term "Confidential Information" means information, including but not limited to all technical and non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data and lists of actual and potential customers or suppliers, that (i) is sufficiently secret as to derive actual or potential economic value from not being generally known to others who could obtain economic value from its disclosure or use, and (ii) is and has been the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Notwithstanding the foregoing, the term "Confidential Information" shall not include information that the recipient thereof can show (i) was known or becomes known to the general public without disclosure by such recipient (or any Affiliate of such recipient), (ii) was already known by the recipient thereof before its disclosure by another party hereto, or (iii) was legally acquired by the recipient thereof from another party and in good faith, provided that such disclosure by the other party was not in breach of any agreement or in derogation of any confidential relationship between such other party and any other party hereto.

                 1.02 Current Development Activities. The term "Current Development Activities" means collectively the research and other activities needed to complete the development of the software algorithms described in the attached SCHEDULE 1.02 and to undertake and complete the other tasks described in the attached SCHEDULE 1.02.

                 1.03 Development Activities. The term "Development Activities" refers to any of the research and other activities comprising any of the Current Development Activities and any of the Future Development Activities.

                 1.04 Development Period. The term "Development Period" means the period commencing on (and including) the date of this Agreement and ending on (and including) the second anniversary of this Agreement.

                 1.05 Development Technology. The term "Development Technology" refers to any of the intellectual property or other forms of technology resulting from any of the Development Activities, including without limitation all data (whether printed or unprinted, and whether tangible or intangible), expertise, trade secrets, patentable and unpatentable inventions, patents, applications for patents, copyrights (whether registered or unregistered), designs, models, prototypes, specifications, and methods of production or manufacture.

                 1.06 Future Development Activities. The term "Future Development Activities" has the meaning ascribed to it in Section 3.01 below; provided, notwithstanding anything provided herein to the contrary, the Future Development Activities shall not include any of the Current Development Activities or any of the Support Services.

                 1.07 License Agreements. The term "License Agreements" means collectively the License Agreement of even date between WEM and CPH and the License Agreement of even date between WEM and NCT.

                 1.08 Licensed Technology. The term "Licensed Technology" refers collectively to the intellectual property and other items comprising the CPH Technology and the NCT Technology as defined in the respective License Agreements.

                 1.09 NCT Indemnitees. The term "NCT Indemnitees" shall have the meaning ascribed to it in Section 7.02 below.

                 1.10 Support Period. The term "Support Period" means the period commencing on (and including) the date of this Agreement and ending on (and including) the first anniversary of this Agreement.

                 1.11 WEM Indemnitees. The term "WEM Indemnitees" shall have the meaning ascribed to it in Section 7.01 below.

            ARTICLE II -- SPECIFIC DEVELOPMENT AND SUPPORT SERVICES

                 2.01 Current Undertaking. Subject to the terms and conditions of this Agreement, the NCT Parties shall at their own expense efficiently and diligently carry out and perform the Current Development Activities for the benefit of WEM. The NCT Parties shall complete, or cause to be completed, each of the Current Development Activities not later than the completion deadline assigned to each such task as more particularly described in the attached SCHEDULE 1.02. Notwithstanding the foregoing, WEM shall advance to NCT in response to and on the basis of invoices and detailed supporting documents reasonably satisfactory to WEM, issued monthly in arrears by NCT, the amount of the expenses incurred by NCT to accomplish such of the Current Development Activities comprising the completion of the software (including without limitation the algorithms thereof) commonly referred to by the parties hereto as the CSH Code and the CSID Code (including without limitation such modifications thereto as are necessary to permit the same to fulfill its function in connection with Electronic Mufflers attached to a dual exhaust system). WEM shall have the right at all times to terminate any or all of the Current Development Activities. The NCT Parties hereby agree that an amount equal to one half of all royalties payable by WEM (or any Affiliate thereof) under each of the License Agreements shall be credited to the amount of the expenses advanced by WEM pursuant to this Section 2.01, and that WEM shall accordingly be obligated to pay to the licensor under the License Agreement to which the royalties in question are due only one half of the applicable royalties, until the aggregate amount of such advances has been recouped by WEM.

                 2.02 Support. During the Support Period, the NCT Parties shall at no additional expense to WEM make available, or cause to be made available, to WEM for advisory and consulting services the employees of any of the NCT Parties who possess any knowledge or professional capabilities concerning the Development Technology or the Licensed Technology. The advisory and consulting services described in this Section 2.02, which shall include without limitation consultation to explain various aspects of the Development Technology and the Licensed Technology or to otherwise address problems encountered by WEM in using the Development Technology or the Licensed Technology, are hereinafter referred to as the "Support Services." The Support Services shall not exceed 20 hours in the aggregate during each calendar month (or portion thereof) during the Support Period) and shall not exceed 240 hours in the aggregate during the Support Period. The time devoted by each person furnishing any Support Services shall be taken into account in determining the hours of Support Services provided. The Support Services shall be provided promptly in response to each request by WEM and shall be rendered on normal business days between the hours of 9:00 a.m. (EDT) and 5:00 p.m. (EDT). To the extent reasonably practicable, the Support Services may be provided by telephone, telecopier, mail or courier service; provided, that the Support Services shall be provided in person at the offices of the NCT Party providing the Support Services in question upon a request by WEM for the same submitted not less than 72 hours in advance.

         2.03 ** Upon request from time to time by WEM, NCT shall accept deliveries from WEM, F.O.B. NCT's facility in Linthicum, Maryland, of ** comprising part of the Inventory acquired by WEM pursuant to the Transfer Agreement and shall, not later than 20 business days following each such delivery and at the expense of NCT, ** to WEM, F.O.B. NCT's facility in Linthicum, Maryland. For purposes of this Section 2.03, the obligation to **

                 2.04 Computer Access and Option. For a period of four (4) years from and after the Closing Date, NCT shall permit WEM to have, at no expense, access to and to use at NCT's facility in Linthicum, Maryland during the hours of 9:00 a.m. through 6:00 p.m. on Monday through Friday of each week, NCT's Silicon Graphics Computer and all related hardware and software owned or leased by NCT or as to which NCT possesses license rights (including without limitation in such hardware the processing unit or units, monitor, tape deck and printer); provided, that WEM's use of such equipment shall be limited to 6 hours in the aggregate during each such day of access. During the aforementioned period of access, NCT shall maintain such computer equipment and software (including without limitation the ANSYS software) to which WEM shall have access under this Section 2.04 in constant operating condition, subject to
(i) ordinary scheduled maintenance or emergency maintenance or repairs, and
(ii) "down time" due to causes beyond the reasonable control of NCT. In addition, NCT shall furnish without charge such technical support (including consultation with technicians) as may be reasonably requested by WEM to permit WEM to make full and effective use of its access to and use of such computer equipment and software provided under this Section





** Material for which confidential treatment has been requested

2.04. Information of either party disclosed to the other in connection with the access and use of computer equipment provided under this Section 2.04 shall be treated as Confidential Information. NCT hereby grants to Walker an option to purchase the aforementioned computer equipment and software (or, with respect to software, NCT's rights therein) to which access and use is granted under this Section 2.04, which option may be exercised by written notice from WEM to NCT within 45 days following the date on which NCT gives notice to WEM of NCT's bona fide intention to move such computer equipment (or any part thereof) to a different location or to otherwise dispose of such equipment, which notice shall be given not less than 20 days prior to any such movement or other disposition. In the event that WEM elects to exercise the option provided hereunder, the purchase price for such equipment and software shall be the lesser of (i) NCT's net book value at time of purchase or (ii) the fair market value of such items. If the parties are unable to agree upon the fair market value of such items, each party shall prepare a list of three commercial appraisers having experience in the appraisal of such items. Any appraiser which appears on both lists shall be engaged by the parties to determine the fair market value of such items; provided, that if more than one appraiser appears on both lists, the appraiser which occupies the highest order of preference on the lists shall be engaged. If no appraiser appears on either list, the two appraisers identified as the respective first choices of each party shall be engaged to select a third appraiser who shall in turn determine the fair market value of the items in question. The fees of the appraiser or appraisers, as the case may be, shall be borne equally by the parties. NCT shall deliver such documents and take such other action as is reasonably requested by WEM to effectively transfer such items to WEM, free and clear of all liens, encumbrances or other rights.

                 ARTICLE III -- FUTURE RESEARCH AND DEVELOPMENT

                 3.01 Future Research. During the Development Period, NCT shall, with respect to requests by WEM for Future Development Activities which NCT elects to accept, use its best efforts to complete the development, enhancement or modification of software algorithms which may be described in the attached SCHEDULE 3.01 or to undertake and complete the other tasks which may be described in the attached SCHEDULE 3.01, all of which may be set forth from time to time in such SCHEDULE 3.01 by WEM and NCT to reflect written requests for research and development submitted by WEM to NCT from time to time during the Development Period and which NCT has elected to undertake. The research and other activities to be fulfilled by NCT upon its acceptance and undertaking in response to such requests by WEM pursuant to this Section 3 are hereinafter collectively referred to as the "Future Development Activities." The Future Development Activities shall be limited to matters pertaining to development, enhancement or modification of the Development Technology or the Licensed Technology. Nothing provided herein shall obligate WEM to request NCT to perform any Future Development Activities or to obligate NCT to accept any such request.

                 3.02 Payment. With respect to each month during which any Future Development Activities are conducted, NCT shall issue an invoice to WEM monthly setting forth in detail the nature of the Future Development Activities conducted, the identity of the person or persons engaged in providing such Future Development Services, the number of hours during which each such person was actually engaged in providing such Future Development Services, and the hourly rate for each such person, as determined by reference to the employment position of the person in question. The aforementioned hourly rates shall be determined in accordance with the table of rates set forth in the attached
SCHEDULE 3.02. In addition, each invoice shall set forth in detail each item of out-of-pocket expense incurred by NCT in obtaining supplies specifically dedicated and used for fulfilling the Future Development Services during the preceding month; provided, that without limiting the generality of the foregoing, "out of pocket expenses" shall not include (i) any item of overhead ordinarily incurred by NCT; or (ii) any items, whether singly or in the aggregate, in excess of $250.00 which were not approved in advance by WEM. Notwithstanding anything provided herein to the contrary, NCT shall not perform, and shall not be entitled to compensation for, any Future Development Activities that would cause the amount of any monthly invoice to exceed any maximum amount which may be identified by WEM when submitting or amending any request for Future Development Activities. WEM shall pay or cause to be paid each of the aforementioned invoices not later than 45 days following receipt of each invoice by WEM; provided, that WEM shall be obligated to pay each invoice not later than 30 days following receipt thereof if NCT submits to WEM with such invoice an offer in conspicuous written form to accept a discounted payment of ninety-seven percent (97%) in satisfaction thereof.

                 3.03 Amendment or Termination of Future Development Services. WEM shall have the right at all times to amend the scope of, or to terminate, any or all of the Future Development Activities by giving written notice to NCT, which notice shall describe in reasonable detail the amendment or termination in question. An amendment or termination of Future Development Activities shall not affect any rights or obligations of a party pertaining to any period prior to such amendment or termination.

                         ARTICLE IV -- OTHER COVENANTS

                 4.01 Inspection and Participation. WEM shall have the right to have its representatives inspect all documents and workpapers of NCT relating to any of the Development Activities, and to discuss the same with the representatives of NCT involved in the Development Activities, during normal business hours. NCT shall also permit representatives of WEM to participate, at the expense of WEM, in any of the Development Activities and NCT shall cause its officers, directors and employees to afford all cooperation reasonably requested by WEM in connection with any such participation.

                 4.02 Reports. With respect to each calendar month during which any Development Activities are conducted by NCT, NCT shall furnish a written report to WEM describing in detail the nature of the Development Activities and the progress accomplished with respect to the same. Without limiting the generality of the foregoing, each such report shall include copies of all materials (whether in written, magnetic or other form) which set forth, explain or otherwise reflect the Development Activities in question. To the extent that the Development Activities in question involved any changes to software, NCT shall deliver to WEM the source code for such software (as changed) with each such monthly report.

                 4.03 Ownership. Except as otherwise expressly provided in this Section 4.03, WEM shall be the owner of the Development Technology. WEM hereby acknowledges that to the extent that any of the Development Technology owned by WEM constitutes an Improvement (as such term is defined and used in the License Agreements) made or invented, or caused to be made or invented by WEM or its Affiliates, it shall be subject to the provisions of Section 2.08 of each of the License Agreements. To the extent that any of the Development Technology results from Current Development Activities pertaining to the Licensed Technology, that portion of the Development Technology shall constitute part of the Licensed Technology and the use of the same shall be subject to the License Agreement which governs the Licensed Technology involved in the Current Development Activities in question. NCT shall itself, and shall cause such of its directors, shareholders, officers, employees and agents as may be reasonably designated by WEM to, (i) execute and deliver to WEM such instruments of assignment or other documents as may be requested by WEM from time to time to transfer to and confirm in WEM ownership of the Development Technology to which WEM is entitled in accordance with the first two sentences of this Section 4.04, and (ii) at the expense of WEM, to prosecute or to cooperate in the prosecution of any application for such patents, copyrights or other forms of registration which WEM may determine should be accomplished in connection with any of the Development Technology owned by WEM.

                 4.04 Patent Application Activities. NCT shall, at its own expense, take or cause to be taken all action reasonably necessary and appropriate to endeavor to complete and effect the registration and issuance of the patents which are the subject of all pending patent applications of any of the NCT Parties and which pertain to any of the activities of WNCT carried on prior to the date hereof. WEM shall, at its own expense, cooperate with NCT in such endeavors by furnishing any information which WEM may have specifically pertaining to the subject of any of such patent applications.

                 4.05 Boet System Actif. The parties hereto hereby acknowledge that each of them has approved the termination of the joint venture formed between S.A. Andre Boet and NCT known as Boet System Actif. The NCT Parties jointly and severally warrant and represent that (i) all parties to the Boet System Actif joint venture have agreed to terminate such joint venture without liability on the part of any Person and to evidence such agreement, S.A. Andre Boet has executed and delivered to the NCT Parties a release, which also runs in favor of WEM and Walker Manufacturing Company, a division of Tennessee Gas Pipeline Company, a copy of which is attached hereto as EXHIBIT 4.05, and (ii) none of the NCT Parties has entered into or contemplates entering into any other agreement or arrangement with S.A. Andre Boet or any Affiliate of S.A. Andre Boet. The NCT Parties agree to take, or use their reasonable best efforts to cause to be taken, all action needed to cause the termination of the Boet System Actif joint venture to be completed and effected in accordance with the requirements of all applicable laws, rules and regulations of the governmental entities having jurisdiction as soon as reasonably practicable. Without limiting the generality of the foregoing, the NCT Parties jointly and severally covenant, warrant and represent that neither WNCT nor WEM or any Affiliate of either of them has any liability or obligation concerning or arising in connection with Boet System Actif.

                          ARTICLE V -- CONFIDENTIALITY

                 5.01 Confidentiality Covenants. Except as otherwise permitted pursuant to the License Agreements, each of WEM and the NCT Parties agrees that it shall not, except in accordance with this Section 5.01 or as otherwise directed by WEM (with respect to Confidential Information of WEM) or one of the NCT Parties (with respect to Confidential Information of the NCT Party in question) in writing, disclose any of the terms or conditions of this Agreement or any Confidential Information to any person or entity. Each of the NCT Parties hereby covenants that it shall not use, nor shall it induce or permit others to use, any of the

 Confidential Information of WEM for any purpose other than to furnish the Support Services or to conduct the Current Development Activities or any Future Development Activities. WEM hereby covenants that it shall not use, nor shall it induce or permit others to use, any of the Confidential Information of any of the NCT Parties for any purpose other than to engage in the activities contemplated and permitted by the License Agreements. Without limiting the generality of Section 8.09 below, except as otherwise provided in the License Agreements, each of WEM and the NCT Parties shall, prior to using or disclosing Confidential Information in accordance with this Section 5, cause each person or entity given access to such Confidential Information to execute a Secrecy Agreement in form and substance reasonably satisfactory to the entity which is the owner of the Confidential Information in question. In addition, and notwithstanding the foregoing, if legal counsel for either WEM or any of the NCT Parties or any of their respective Affiliates is of the opinion that a statement, announcement or filing involving the disclosure of any of the terms or conditions hereof is required by law or regulation or by the rules of any stock exchange on which its securities are traded, then such entity may issue a statement or announcement or make a filing, in each instance limited solely to that which legal counsel for such party advises is required under law or such rules. A party as to which any such statement, announcement or filing is proposed on its own behalf or on behalf of an Affiliate thereof shall provide a copy thereof to the other party for its prior review, and shall use its reasonable best efforts to cause any such filing to be accomplished on a basis that includes the redaction of all economic terms and conditions (including without limitation the amounts of royalties) and any other information, terms or conditions as to which redaction is reasonably requested by such other party, and shall cooperate with and permit such other party to participate in the process of seeking such redaction.

                 5.02 Return and Acknowledgment. Except to the extent otherwise provided in the License Agreements, each of the NCT Parties shall upon the request of WEM immediately return to WEM without retaining copies thereof all documents and other items reflecting, containing or revealing any of WEM's Confidential Information. Each of the NCT Parties acknowledges that by its receipt of Confidential Information of WEM, it is not acquiring any right, title and interest in that Confidential Information or in any copyright, patent or trade secret rights to or revealed by it.

                 5.03 Designation. Any Confidential Information disclosed pursuant to this Agreement which is embodied and written or in any other tangible form shall be clearly marked "Confidential."

                 5.04 Equitable Remedies. The NCT Parties each acknowledge that a violation of the covenants contained in this Section 5 may cause irreparable damage to WEM for which other remedies may be inadequate. Accordingly, each of the NCT Parties agrees that, in the event of a breach by any of them of any of the covenants contained in this Section 5, WEM shall (in addition to other available remedies) have the right to obtain such injunctive or other relief from a court of competent jurisdiction as may be necessary or appropriate.

                   ARTICLE VI -- FUTURE EMPLOYEE ARRANGEMENTS

                 6.01 Employment Opportunities. The NCT Parties hereby acknowledge that WEM shall have the right to employ (or to engage as an independent contractor) any employee or former employee of any of the NCT Parties (or any Affiliates thereof) following a termination of the employee's employment by the NCT Party (or its Affiliate) in question. Each of the NCT Parties shall, as soon as is reasonably practicable following the execution of this Agreement, modify any confidentiality or other restrictive covenants in favor of the NCT Party in question such that these covenants would not bar the employees of such NCT Party from employment with WEM (or any Affiliate of WEM) or from using or disclosing to WEM (or any Affiliate of WEM) knowledge gained while employed by the NCT Party to the extent that this knowledge pertains to the Support Services, the Licensed Technology or the Development Technology.
In addition, each of the NCT Parties hereby acknowledges and agrees that it shall not, prior to any such modification, seek to enforce any such restrictive covenants in connection with the employment by WEM of any such current or former employee of any of the NCT Parties and shall, upon request by WEM, promptly effect the same modification of any confidentiality or other restrictive covenants in favor of an NCT Party to which any former employee of any NCT Party is bound.

                 6.02 Use of Information. In the event that WEM employs any former employee of an NCT Party, WEM shall use its reasonable best efforts to cause the employee to identify all Confidential Information of the NCT Party which is disclosed to WEM by such employee in accordance with Section 6.01 above. Subject to this Agreement, WEM shall have the right to use such Confidential Information; provided, that except as otherwise provided in the License Agreements, WEM hereby agrees that it shall use any such Confidential Information of an NCT Party only for purposes of activities related to the Licensed Technology or the Development Technology, and that it shall not induce or permit others to use any of such Confidential Information for any other purpose. Except as otherwise provided in the License Agreements, WEM further agrees that it shall not reveal, nor permit or induce others to reveal, any of the Confidential Information of an NCT Party to any other person or entity except those who have a need to know that information to fulfill the purposes for which WEM may use such Confidential Information; provided, that prior to any such limited disclosure, WEM shall obtain from each person or entity given access to such Confidential Information an executed Secrecy Agreement in form and substance reasonably satisfactory to the NCT Party from which the Confidential Information was derived.

                 6.03 Equitable Relief. WEM acknowledges that a violation of the covenants of WEM contained in this Section 6 may cause irreparable damage to one or more of the NCT Parties for which other remedies may be inadequate. Accordingly, WEM agrees that, in the event of a breach by WEM of any of the covenants made in this Section 6, the NCT Parties shall (in addition to all other available remedies) have the right to obtain such injunctive or other equitable relief from a court of competent jurisdiction as may be necessary or appropriate.

                         ARTICLE VII -- INDEMNIFICATION

                 7.01 Indemnification by NCT Parties. The NCT Parties do hereby agree to jointly and severally indemnify and hold WEM and its Affiliates, and the officers, directors, shareholders, agents and employees thereof (collectively the "WEM Indemnitees" and singly a "WEM Indemnitee") harmless from and against any and all liability, loss, damage or injury, together with all reasonable costs and expenses relating thereto (including but not limited to legal and accounting fees) arising out of or resulting from any claim which is asserted against any of the WEM Indemnitees which includes any allegation of (i) any rights to proceed against any WEM Indemnitee or any of the Assets by virtue of any non compliance with any Bulk Transfer Law in connection with any of the transactions governed by the Restructuring Documents or (ii) any product liability claims based upon a defect in the design of the Licensed Technology.

                 7.02 Indemnification by WEM. WEM hereby agrees to indemnify and hold the NCT Parties, their Affiliates, and the shareholders, directors, officers, employees and agents of each of them (collectively the "NCT Indemnitees") harmless from and against any and all liability, loss, damage or injury, together with all reasonable costs and expenses relating thereto (including but not limited to legal and accounting fees) arising out of or resulting from any claim which is asserted against an NCT Indemnitee by a third party involving any allegation of any product liability in connection with a product manufactured by WEM which incorporated any of the Licensed Technology or the Development Technology; provided that with respect to any such product which incorporates any of the Licensed Technology, the obligation to provide indemnification hereunder shall not apply if such claim includes or is asserted in connection with any allegations of defective design in the Licensed Technology.

                 7.03 Control of Contest. For purposes of this Section 7, the party entitled to indemnification is referred to as the "Indemnitee" and the party obligated to provide indemnification is referred to as the "Indemnitor." Each Indemnitor shall have the right, at its own expense, to control any claim or matter as to which such Indemnitor is obligated to provide indemnification pursuant to any provision of this Agreement; provided, that if more than one Indemnitor is obligated to provide indemnification, the Indemnitors shall exercise such control jointly. This shall include the right to designate the attorneys and other professionals who shall defend or pursue any such claim or matter and to make the decision whether to pursue any such claim or matter to a judgment, to settle any such claim or matter, or to agree to any such claim or matter without any contest thereof; provided, that (i) the Indemnitor or Indemnitors, as the case may be, shall obtain the prior approval of the Indemnitee to legal counsel engaged to defend or pursue any such claim or matter, which approval shall not be unreasonably withheld, and (ii) no Indemnitor shall have the right to agree to settle any claim or matter in a manner that would adversely affect the interest of any Indemnitee without the written consent of the adversely affected Indemnitee or Indemnitees, as the case may be, which consent shall not be unreasonably withheld. From and after the date on which the Indemnitor(s) assumes control of the defense of any manner as to which indemnification is required hereunder, the Indemnitor(s) shall not be obligated to pay any attorneys' fees incurred by the Indemnitee(s) for additional counsel retained directly by the Indemnitee(s) without the consent of the Indemnitor(s); provided, that in the event that any Indemnitor is unable or unwilling to satisfy its indemnification obligation hereunder, the Indemnitee(s) shall be entitled to engage at that Indemnitor's expense the attorneys and other professionals who shall defend or pursue such claim or matter and shall also be entitled to make any decision whether to defend, pursue or settle such claim or matter.

                 7.04 Notice and Cooperation. The Indemnitee shall promptly notify each Indemnitor upon learning of claim or matter as to which indemnification is required pursuant to this Section 7; provided, that the failure to provide any such notice to an Indemnitor shall not relieve that Indemnitor of its obligations with respect to the subject matter of any such indemnification, except to the extent and only to the extent that the Indemnitor suffers prejudice as a result of such failure. Each Indemnitee shall, without compensation, afford such reasonable cooperation as may be requested by the Indemnitor in the defense, pursuit or settlement of any claim or matter as to which indemnification is required hereunder, including without limitation by making available to each Indemnitor all pertinent non-privileged information and non-privileged documents under the control of the Indemnitee.

                 7.05 Joint and Several Obligations. Neither the inability or unwillingness of one or more Indemnitors to defend, hold harmless or indemnify any Indemnitee as provided in this Agreement, nor the insolvency of one or more Indemnitors, the release of or compromise of claims with one or more Indemnitors, the failure of any Indemnitee to pursue one or more Indemnitors or a legal defense asserted by one or more Indemnitors shall relieve any of the other Indemnitors from its obligation to defend, hold harmless and indemnify which is contained in this Agreement. Neither the modification of this Agreement, nor any merger, consolidation, corporate change, change in business, change in ownership, transfer of assets or other event or occurrence of a like or different nature affecting any of the parties hereto shall affect the responsibility of any Indemnitor nor relieve any Indemnitor of its obligation to defend, hold harmless or indemnify which is contained in this Agreement.


                       ARTICLE VIII -- GENERAL PROVISIONS

                 8.01 Entire Agreement. This Agreement and the schedules and exhibits attached hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications of the parties dealing with such subject matter, whether oral or written. No other promise, agreement, understanding, or representation with respect to such subject matter will be binding unless made in writing and signed by the parties hereto. All amendments to this Agreement must be in writing and signed by all of the parties hereto.

                 8.02 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving affect to the conflicts of law principles thereof, in every respect, including but not limited to validity, interpretation and performance, notwithstanding that one or more of the parties to this Agreement may now be or hereafter become domiciled in or a resident of another state or a foreign country.

                 8.03 Non-Exclusive Forum. The parties hereto agree that the Circuit Court of Lake County, Illinois and the Federal District Court for the Northern District of Illinois located in Chicago, Illinois, shall each have non-exclusive jurisdiction to adjudicate any dispute between the parties hereto which arises out of or in connection with this Agreement.

                 8.04 Severability. In the event that any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall at the option of the party against whom the same is asserted not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if that illegal and invalid provision had never been inserted herein.

                 8.05 Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

         If to CPH:

         c/o Noise Cancellation Technologies, Inc.
         1015 W. Nursery Road
         Linthicum, Maryland  21090-1203
         Telecopy:  (410) 636-5989
         Attention:  President

         If to NCT:

         Noise Cancellation Technologies, Inc.
         1015 W. Nursery Road
         Linthicum, Maryland  21090-1203
         Telecopy:  (410) 636-5989
         Attention:  President

         If to NCT-M:

         c/o Noise Cancellation Technologies, Inc.
         1015 W. Nursery Road
         Linthicum, Maryland  21090-1203
         Telecopy:  (410) 636-5989
         Attention:  President

         If to WEM:
         Walker Electronic
         Mufflers, Inc.
         Attention: President
         111 Pfingsten Road
         Deerfield, IL  60015
         Telecopy: (708) 940-6196

         with a copy to:

         Virginia L. Kearns
         General Counsel
         Tenneco Automotive
         111 Pfingsten Road
         Deerfield, IL  60015
         Telecopy: (708) 940-6196

All such notices and communications shall be deemed received upon the earlier of (a) actual receipt thereof by the addressee, or (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                 8.06 Captions. Section headings and numbers herein are included for convenience of reference only, and if there shall be any conflict between any such numbers and headings and the text of this Agreement, the text shall control.

                 8.07 Waiver. The failure (with or without intent) of any party to insist upon the strict performance by any other party of any provision of this Agreement shall not be deemed to constitute a modification of any of the provisions hereof, or a waiver of the right to insist at any time thereafter upon performance strictly in accordance with the provisions of this Agreement. No waiver of any term, condition or provision shall operate as a waiver of any other term, condition or provision of the Agreement, and no waiver of any term, condition or provision shall operate as a continuing waiver.

                 8.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute one and the same instrument.

                 8.09 Assignment Restriction. None of the NCT Parties may assign or delegate any of the benefits or duties under this Agreement without the prior written consent of each other party.

                 8.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, permitted transferees, successors and assigns, including any entity with which any corporate party may merge or consolidate or to which it may transfer substantially all of its assets. This Agreement and all conditions and provisions hereof are intended for the sole and exclusive benefit of the parties hereto and their respective permitted assignees hereunder. Nothing in this Agreement shall give any other person any legal or equitable right, remedy or claim under or in respect of the matters covered by this Agreement.





                          [Continued on the next page]

                 8.11 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


         IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be executed by their respective duly authorized officers on the date first above written.

NOISE CANCELLATION                         NCT MUFFLER, INC.
  TECHNOLOGIES, INC.


By: /s/ Michael J. Parrella                By:/s/ Michael J. Parrella
    -----------------------                   -----------------------

    -----------------------                   ------------------------
Its President                              Its President


CHAPLIN PATENTS
  HOLDING CO., INC.


By:/s/ Michael J. Parrella
   ------------------------

   -----------------------
   Its President


WALKER ELECTRONIC MUFFLERS, INC.


By:/s/ Lyle S. Lohmeyer
   ---------------------

   ---------------------
   Its Vice President
      ------------------